UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 12, 2007

MEDICINOVA, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33185	33-0927979
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4350 La Jolla Village Drive, Suite 950

San Diego, CA 92122

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (858) 373-1500

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On September 12, 2007, MediciNova, Inc. (the “Company”) entered into a severance protection agreement with each of Yuichi Iwaki, M.D., Ph.D., Shintaro Asako, Richard E. Gammans, Ph.D., Kenneth W. Locke, Ph.D. and Masatsune Okajima (each, a “Severance Protection Agreement”). Each Severance Protection Agreement provides that if the officer is involuntarily terminated without cause or resigns for good reason within a 12-month period following a change of control of the Company, the officer will be paid all accrued salary and a pro rata bonus for the year of termination and a single lump sum equal to two times the officer’s base salary amount and bonus amount. The officer will also receive for the 24 months following termination such life insurance, disability, medical, dental and hospitalization benefits as are provided to other similarly situated executives who continue in the employ of the Company and up to 12 months of outplacement counseling. Vesting will be accelerated as provided in the Company’s various equity incentive plans. If an excise tax would be imposed under the Internal Revenue Code on the payments received by an officer under the Severance Protection Agreement, the severance payments will be reduced to the extent necessary to avoid an excise tax. Each Severance Protection Agreement expires on December 31, 2007; however, each agreement will automatically renew for additional one-year periods unless either party provides written notice of non-renewal by October 1 of such year. The foregoing description of each Severance Protection Agreement is qualified in its entirety by reference to the form of Severance Protection Agreement filed as Exhibit 10.1 to this Current Report.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit	Description
10.1	Form of Severance Protection Agreement

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 14, 2007

MEDICINOVA, INC.

By:	/s/ Shintaro Asako
Shintaro Asako
Chief Financial Officer

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EXHIBIT INDEX

Exhibit	Description
10.1	Form of Severance Protection Agreement